SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. 1)
ETHYL CORPORATIONETHYL CORPORATION (Name of Issuer)
Common StockCommon Stock
 (Title of Class of Securities)
297659104297659104
(CUSIP Number)
Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7).
The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO.
297659104
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank Corporation
56-0906609
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
 North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
7,636,431
6
SHARED VOTING POWER
43,700
7
SOLE DISPOSITIVE POWER
6,912,163
8
SHARED DISPOSITIVE POWER
351,195
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,163,037
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.42
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
297659104
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
NationsBank, N.A. (South)
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
 U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
6,713,316
6
SHARED VOTING POWER
5,200
7
SOLE DISPOSITIVE POWER
6,241,160
8
SHARED DISPOSITIVE POWER
600
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,047,226
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.48
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
297659104
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
643,815
6
SHARED VOTING POWER
38,000
7
SOLE DISPOSITIVE POWER
243,503
8
SHARED DISPOSITIVE POWER
346,795
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
683,911
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .58
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO.
297659104
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
279,300
6
SHARED VOTING POWER
500
7
SOLE DISPOSITIVE POWER
427,500
8
SHARED DISPOSITIVE POWER
3,800
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
431,900
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 .36
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
ETHYL CORPORATION
Item 1(b) Address of Issuer's Principal Executive Offices:
 P. O. Box 2189
Richmond, Va. 23217
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
 (b) NationsBank, N.A. (South)
(c) NationsBank, N.A.
(d) NationsBank of Texas, N.A.
Item 2(b) Address of Principal Business Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(b) 600 Peachtree Street, NE, 55th Floor, Atlanta, Georgia 30308
(c) 110 South Tryon Street, NationsBank Plaza, Charlotte, North Carolina 28255
(d) 901 Main Street, Dallas, Texas 75202
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) U.S. National Banking Association
 (c) U.S. National Banking Association
(d) U.S. National Banking Association
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
297659104
Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
(a)
Broker or Dealer registered under Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the Act
(c)
Insurance Company as defined in Section 3(a)(19) of the Act
(d)
Investment Company registered under Section 8 of the Investment
Company Act
(e)
Investment Advisor registered under Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is subject to the
provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sub-section 240.13d-1(b)(1)(ii)(F) (g)
X
Parent Holding Company in accordance with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section 240.13d-1(b)(1)(ii)(H)
The following entities are holding companies:
NationsBank Corporation
The following entities are banks:
NationsBank, N.A. (South)
NationsBank, N.A.
NationsBank of Texas, N.A.
The following entities are registered investment advisors:
Item 4 Ownership:
With respect to the beneficial ownership of the reporting entity as of 12/31/96, see Items 5 through 11, inclusive, of the respective cover pages of this Schedule 13G applicable to such entity which are incorporated herein by reference.
Item 5 Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
Item 6 Ownership of More Than Five Percent on Behalf of Another Person: The reported shares are held in various fiduciary accounts, and accordingly, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors thereof or a combination of such persons. In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares reported herein. To the best of the undersigned's knowledge and belief, no one other person has such an economic interest relating to more than 5% of the class of reported shares.
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, NationsBank Corporation is filing this Schedule 13G as a parent holding company of the following:
Item 8 Identification and Classification of Members of the Group:
Except for the relationships referred to in Item 7 hereof, the reporting entities do not affirm the existence of a group. This Form is filed on behalf of each of the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NATIONSBANK CORPORATION
NATIONSBANK, N.A. (SOUTH)
NATIONSBANK, N.A.
NATIONSBANK OF TEXAS, N.A.
Date:
February 4, 1997
By:
Signature
Satish G. Pattegar/Senior Vice President Name/Title